EXHIBIT 10.10



                           FORM OF DEFERRAL AGREEMENT


     AGREEMENT, dated as of _______, by and between _________ ("Director") and GEORGIA-PACIFIC CORPORATION ("G-P").

                              W I T N E S S E T H:

     WHEREAS, Director is a member of the Board of Directors of G-P (the "G-P Board"); and

     WHEREAS, Director desires to enter into the arrangement hereinafter set forth as an alternative payment arrangement for all or a portion of Director's retainer and fees for services as a member of the G-P Board for the calendar year of 19__;

     NOW, THEREFORE, in consideration of the premises, G-P and Director hereby agree as follows:

     1. Effective Date of Agreement and Elections. This Agreement and the elections set forth in Sections 2, 3 and 4 below shall be effective upon delivery of the completed and executed Agreement to the Secretary of G-P no later than December 31, 19__ and the approval of the entire Board at its next regularly scheduled meeting.

     2. Election to Defer Fees. Director hereby irrevocably elects to defer receipt of the portion indicated below of the fees, including, without limitation, any retainer, meeting fee or committee meeting fee ("Fees"), that Director will become entitled to receive for services as a member of the G-P Board for the period commencing on January 1, 19__ and ending on December 31, 19__.

                     ___ % of Director's Fees are to be deferred

If Director elects to have an amount which is less than 100% of Director's Fees deferred, the specified percentage must be one which is expected to result in at least $10,000 being deferred and such percentage of each payment of Fees for services during the period covered by this Agreement shall be deferred.

     3.  Election of Treatment of Deferred Fees.  Director hereby irrevocably

(choose one of the following):

                   elects          or              does not elect

to have the deferred Fees treated as if they were invested in common stock of Georgia-Pacific Corporation, par value $.80 per share (including, without limitation, Georgia-Pacific Corporation/Georgia-Pacific Group Common Stock and Georgia-Pacific Corporation/Timber Group Common Stock; the "Common Stock"), as provided in Section 5 of this Agreement.

     If Director does not elect to have the deferred Fees treated as if they were invested in Common Stock, the deferred Fees shall be treated as if they were earning interest as provided in Section 6 of this Agreement.

     4. Election of Method of Payment of Deferred Fees to Director. Director hereby irrevocably elects to have the deferred Fees paid, as provided in Section 7 of this Agreement, (choose one)

     (i)       in a single sum payment, as soon as
               practicable after the last business day of the calendar quarter in which Director ceases to be a member of the G-P Board, or

     (ii)      in a series of annual installments
               (not more than 10) commencing on the last business day of the calendar quarter in which Director ceases to be a member of the G-P Board. The amount of each such installment shall be equal to the value (as determined pursuant to Section 7 of this Agreement) of the number of units of Common Stock credited to Director's unit account (as defined in Section 5 of this Agreement) on the day next preceding the date of payment of the installment, or the amount credited to Director's interest account (as defined in Section 6 of this Agreement) on the day next preceding the date of payment of the installment, as the case may be, divided by the number of installments remaining to be paid. The unpaid portion of the deferred Fees shall continue to be adjusted, as provided in Section 5 or Section 6 of this Agreement, during the period that Director is receiving such installment payments.

     5. Deferred Fees Treated as if Invested in Common Stock. If the deferred Fees are to be treated as if they were invested in Common Stock, such deferred Fees shall be deemed to be invested in a THEORETICAL number of units of each then outstanding class of Common Stock obtained by dividing the dollar amount of such deferred Fees by the sum of Market Value Per Share, as defined below, of Georgia-Pacific Group Common Stock and Timber Group Common Stock on the date such deferred Fees would otherwise have been payable to Director. The number of such units shall be computed to four decimal places and shall be credited to an account established and maintained to record such units (the "unit account").

     From time to time thereafter additional units of Common Stock shall be credited to the unit account in amounts equal to

     (i) the amount of any cash dividend (or the fair market value of a dividend paid in property, other than a dividend paid in Common Stock) which Director would have received if on the record date for such dividend Director had been the owner of record of a number of shares of the affected class of Common Stock equal to the number of units (including fractions) of such class of Common Stock then credited to the unit account divided by

     (ii) the Market Value Per Share of the appropriate class of Common Stock on the date such dividend is paid.

From time to time additional units of Common Stock shall be credited to the unit account in amounts equal to the number of full and fractional shares of Common Stock which Director would have received if on the record date for a dividend which is to be paid with respect to a particular class of Common Stock Director had been the owner of record of a number of shares of that class of Common Stock equal to the number of units (including fractions) of such class of Common Stock then credited to the unit account. The unit account shall also be appropriately adjusted for any change in either class of Common Stock by reason of any recapitalization, reorganization, merger, consolidation, split-up, or any similar change affecting such class of Common Stock.

     For purposes of this Agreement, Market Value Per Share is defined as the mean between the highest and lowest quoted selling prices on the date of reference for shares of the affected class of Common Stock as reported on the composite tape on such date (or, if such date shall not be a business day, the next preceding day which shall be a business day). If no sale occurs on such date, the Market Value Per Share shall be the mean between the bid and asked prices for such date. If no bid and asked prices are quoted for such date, the Market Value Per Share shall be determined, in the manner described above, as of the first preceding business day on which a sale occurs or on which bid and asked prices are quoted.

     6. Deferred Fees Treated as if Earning Interest. If the deferred Fees are to be treated as if they were earning interest, such deferred Fees shall be credited to an account established and maintained to record such deferred Fees (an "interest account"). Such credit shall be as of the date such deferred Fees would otherwise have been payable to Director.

     Thereafter, at intervals of every 26 weeks, such interest account will be credited with interest, at an annual rate equal to (i) the rate, on a bond yield equivalency basis, on six month (26 weeks) Treasury Bills which mature during the week in which such 26-week interval ends plus (ii) 75 basis points, on the average daily balance credited to such interest account during such 26-week interval.

     7. Manner of Payment of Deferred Fees. All payments to be made under this Agreement shall be made in cash. The amount of any payment with respect to the unit account shall be determined by (i) multiplying (a) the number of units of each class of Common Stock with respect to which a payment is to be made by (b) the Market Value Per Share of such class of Common Stock on the day next preceding the date of such payment and (ii) adding the products for each class of Common Stock. A single sum payment, or the last installment of a series of annual installment payments, with respect to an interest account shall include interest to the date of such payment.

     8. Designation of Beneficiary. Director may designate a beneficiary or beneficiaries (which may be an entity other than a natural person) to receive any payments to be made under Section 9 of this Agreement upon Director's death. At any time, and from time to time, any such designation may be changed or canceled by Director without the consent of any beneficiary. Any such designation, change or cancellation must be by written notice filed with the Secretary of G-P and shall not be effective until received by the Secretary of G-P. If Director designates more than one beneficiary, any payments under
Section 9 of this Agreement to such beneficiaries shall be made in equal shares unless Director has designated otherwise, in which case the payments shall be made in the shares designated by the Director. If no beneficiary has been named by Director, or the designated beneficiaries have predeceased Director, Director's beneficiary shall be the executor or administrator of Director's estate.

     9. Payment of Deferred Fees in the Event of Death. In the event of the death of Director while a member of the G-P Board or prior to the full payment to Director of the Fees deferred under this Agreement, as adjusted as provided in Section 5 or Section 6 above, as the case may be, an amount equal to the unpaid portion of the deferred Fees, as adjusted as provided in Section 5 or
Section 6 above, as the case may be, shall be paid in a single sum payment to Director's designated beneficiary or beneficiaries. Such single sum payment shall be made as soon as practicable after the death of Director.

     10. No Right to Continue as a Director. Nothing in this Agreement shall be construed as conferring upon Director any right to continue as a member of the G-P Board.

     11. No Interest as a Stockholder. The crediting of units of Common Stock to the unit account under Section 5 of this Agreement, if applicable, shall not be deemed to create for Director any interest in any class of equity securities of G-P.

     12. No Right to Corporate Assets. Nothing in this Agreement shall be construed as giving Director, Director's designated beneficiaries or any other person any equity or interest of any kind in the assets of G-P or creating a trust of any kind of a fiduciary relationship of any kind between G-P and any such person. As to any claim for payments due under the provisions of this Agreement, Director, Director's designated beneficiaries and any other persons having a claim for payments shall be unsecured creditors of G-P, as the case may be.

     The obligations of G-P under this Agreement are not assignable or transferable except to a corporation which acquires all or substantially all of the assets of G-P, as the case may be, or any corporation into which G-P, as the case may be, may be merged, converted or consolidated.

     The provisions of this Agreement shall enure to the benefit of Director's designated beneficiaries, heirs, executors, administrators and successors in interest.

     13. No Limit on Further Corporate Action. Nothing contained in this Agreement shall be construed so as to prevent G-P from taking any corporate action which is deemed by G-P to be appropriate or in its best interest.

     14. Assignment; Successors in Interest. The rights and benefits of Director under this Agreement are personal to Director, and neither Director nor Director's designated beneficiaries shall have the power or right to transfer, assign, anticipate, mortgage, or otherwise encumber any payments to be made under this Agreement.

     15. Governing Law. This Agreement shall be construed in accordance with and be governed by the laws of the State of Georgia.

     16. Execution in Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement.


Dated:         , 19__          ____________________________
                               Director:

                               GEORGIA-PACIFIC CORPORATION

Dated:         , 19            By: ________________________
                                   Chairman, Chief Executive Officer
                                        and President

          NOTE:  PLEASE BE SURE YOU HAVE MADE THE FOLLOWING ELECTIONS:

     1. The election on page 1 as to the portion of your Fees which is to be deferred.

     2. The election on page 1 as to whether the deferred Fees are to be treated as if invested in Common Stock.

     3.   The election on page 2 as to the manner of payment.


                    INITIAL DESIGNATION OF BENEFICIARY(IES):

1.  Name:

    Address:

    Social Security No:


2.  Name:

    Address:

    Social Security No:


                                Signature

                                Date:
                                      ----------------------------


                     SCHEDULE TO FORM OF DEFERRAL AGREEMENT

Pursuant to Regulation S-K, Item 601, this schedule sets forth the material details in which the Deferral Agreements of the Corporation differ from the form which is filed as an exhibit hereto.

The Deferral Agreements are available to each director as an alternative payment arrangement for all or a portion of the director's fees for services as a member of the Corporation's Board of Directors for a specific calendar year.

Material details include:

A. Dates of the agreements: The original documents indicate the specific calendar year for which the agreement is applicable.

B. Classes of stock: Agreements from 1987-1997 allowed deferred fees to be treated as if invested in common stock of Georgia-Pacific Corporation, par value $.80 per share. The 1998 Deferral Agreement allows the fees to be treated as if invested in substantially equal numbers of shares of Georgia-Pacific Group Common Stock and Timber Group Common Stock, each with a par value $.80 per share.

C.   Directors participating:


     1987-1991 Deferral Agreements - Robert Carswell

     1992 Deferral Agreement - Robert Carswell and James B. Williams

     1993-1997 Deferral Agreements - David R. Goode, M. Douglas Ivester and James B. Williams

     1998 Deferral Agreement - Donald V. Fites, David R. Goode, M. Douglas